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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
   MARINO            GARY               O.        RAILAMERICA, INC. (NASDAQ: RAIL)              Issuer (Check all applicable)
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  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for       X  Director
                                                  Number of Reporting        Month/Year         ----              --- 10% Owner
          5300 BROKEN SOUND BLVD., N.W.           Person (Voluntary)            12/00
---------------------------------------------                             -------------------    X  Officer (give     Other (Specify
                 (Street)                                                 5. If Amendment,      ----        title ---       below)
                                                                             Date of Original               below)
                                                                             (Month/Year)            CHAIRMAN OF THE BOARD
                                                                                                        CEO, PRESIDENT
                                                                                                ------------------------------------
                                                                                                7. Individual or Joint/Group Filing
                                                                                                     (Check applicable line)
                                                                                                 X   Form filed by one Reporting
                                                                                                ---- Person
                                                                                                     Form filled by more than one
BOCA RATON         FLORIDA           33487                                                      ---- Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------    -------------    ----------  ----------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/      (Instr. 8)                                End of Month        Direct         Benefi-
                                   Day/                                                  (Instr. 3 and 4)    (D) or         cial
                                   Year)  ---------------------------------------                            Indirect       Owner-
                                          Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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COMMON STOCK, PAR VALUE $.001
PER SHARE                        12/14/00   P             4,000     A        7.34375                             D            --
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COMMON STOCK, PAR VALUE $.001
PER SHARE                        12/14/00   P             4,000     A        7.40625       197,862               D            --
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                                                  (Print or Type Response)                                               Page 1 of 3

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
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Options granted pursuant to  $3.40         --         --         --      --    3/1/95  11/11/04   Common   87,500          --
Employment Agreement                                                                              Stock,
(right to buy)                                                                                    $.001
                                                                                                  par
                                                                                                  value

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Options granted pursuant to  $3.75         --         --         --      --    3/1/96   11/11/04  Common    87,500         --
Employment Agreement                                                                              Stock,
(right to buy)                                                                                    $.001
                                                                                                  par
                                                                                                  value
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Options granted pursuant to  $4.15         --         --         --       --   3/1/97   11/11/04  Common    87,500         --
Employment Agreement                                                                              Stock,
(right to buy)                                                                                    $.001
                                                                                                  par
                                                                                                  value
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Options granted pursuant to  $7.25         --         --         --       --   1/1/98   1/1/08    Common    75,000         --
Employment Agreement                                                                              Stock,
(right to buy)                                                                                    $.001
                                                                                                  par
                                                                                                  value
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Options granted pursuant to  $8.00         --         --         --       --   1/1/98   1/1/08    Common    75,000         --
Employment Agreement                                                                              Stock,
(right to buy)                                                                                    $.001
                                                                                                  par
                                                                                                  value
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Options granted pursuant to  $8.75         --         --         --       --   1/1/98   1/1/08    Common    75,000         --
Employment Agreement                                                                              Stock,
(right to buy)                                                                                    $.001
                                                                                                  par
                                                                                                  value
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Options granted pursuant to  $9.50         --         --         --       --   1/1/98   1/1/08    Common    75,000         --
Employment Agreement                                                                              Stock,
(right to buy)                                                                                    $.001
                                                                                                  par
                                                                                                  value
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1995 Stock Incentive Plan    $5.00         --         --         --       --   7/1/97   7/1/07    Common    20,000         --
Options                                                                                           Stock,
(right to buy)                                                                                    $.001
                                                                                                  par
                                                                                                  value
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1998 Executive Incentive     $6.125        --         --         --       --    4/8/00   4/8/09   Common    50,000         --
Compensation Plan Options                                                         (1)             Stock,
(right to buy)                                                                                    $.001
                                                                                                  par
                                                                                                  value
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1998 Executive Incentive     $9.00         --         --         --       --    1/1/00   1/1/10   Common    500,000        --
Compensation Plan Options                                                         (2)             Stock,
(right to buy)                                                                                    $.001
                                                                                                  par
                                                                                                  value

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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Options granted pursuant to         --                     D                          --
Employment Agreement
(right to buy)
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Options granted pursuant to         --                     D                          --
Employment Agreement
(right to buy)

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Options granted pursuant to         --                     D                          --
Employment Agreement
(right to buy)

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Options granted pursuant to         --                     D                          --
Employment Agreement
(right to buy)

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Options granted pursuant to         --                     D                          --
Employment Agreement
(right to buy)
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Options granted pursuant to         --                     D                          --
Employment Agreement
(right to buy)
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Options granted pursuant to         --                     D                          --
Employment Agreement
(right to buy)
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1995 Stock Incentive Plan           --                     D                          --
Options (right to buy)
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1998 Executive Incentive            --                     D                          --
Compensation Plan Options
(right to buy)
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1998 Executive Incentive       1,132,500                   D                          --
Compensation Plan Options
(right to buy)

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Explanation of Responses:

(1) Thirty-three and one-third percent (33 1/3%) of such options became exercisable on April 8, 2000 and thirty-three and one-third percent
    (33 1/3%) will become exercisable on each of April 8, 2001 and April 8, 2002.
(2) Thirty-three and one-third percent (33 1/3%) of such options became exercisable on January 1, 2000 and thirty-three and one-third percent
    (33 1/3%) will become exercisable on each of January 1, 2001 and January 1, 2002.



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.          /s/ GARY O. MARINO      12/22/00
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                                        Gary O. Marino

Note: File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

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